UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2016

SONOCO PRODUCTS COMPANY

Commission File No. 001-11261

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 22, 2016, the Registrant's Board of Directors approved the appointment of Robert C. Tiede, age 58, as Executive Vice President and Chief Operating Officer. In this role, which becomes effective January 3, 2017, Mr. Tiede will have global leadership, sales and operating responsibility for all of the Company's diversified consumer, industrial and protective packaging businesses. He will continue to report to M. Jack Sanders, President and Chief Executive Officer.

Mr. Tiede joined Sonoco as president of Sonoco CorrFlex following the 2004 acquisition of CorrFlex Graphics' point-of-purchase merchandising display and packaging business. In 2007, he became division vice president and general manager of the Company's Flexible Packaging division and later added responsibility for all of the Company's Consumer Packaging businesses. He became Senior Vice President in 2013 and in 2015 added responsibility for the Company's Protective Solutions and Reels businesses. Prior to joining Sonoco, Mr. Tiede worked in private equity as president of Bostic Packaging/CorrFlex from 2000 to 2004 and president of Sterling International from 1998 to 2000. He also served as executive vice president of Graphic Packaging International, Inc., heading its flexible packaging division from 1994 to 1998.

The Company has not entered into any material contracts, plans or arrangements with Mr. Tiede. There are no family relationships between Mr. Tiede and any other executive officer or director of the Company, and there are no arrangements or understandings pursuant to which he has been appointed. There are no transactions between the Company and Mr. Tiede that would constitute related person transactions under Item 404(a) of Regulation S-K, nor does Mr. Tiede hold a directorship with any reporting company.

Section 8 – Other Events

Item 8.01	Other Events.
In addition to the appointment of Mr. Tiede as Executive Vice President and Chief Operating Officer, the Company announced several other leadership changes to be effective January 3, 2017. These changes were communicated in a press release which is included in this Current Report on Form 8-K as Exhibit 99 under Item 9.01.

Section 9 - Financial Statements and Exhibits
Item 9.01    Financial Statements and Exhibits.

(d)    Exhibit 99 - Registrant’s press release announcing senior leadership changes

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: November 29, 2016	By:	/s/ Barry L. Saunders
Barry L. Saunders
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

99	Registrant’s press release announcing senior leadership changes.